PERFORMANCE SHARES AWARD
COMMITMENT
__________ __ ______
Dear __________________:
You have been granted a Performance Shares Award by the Compensation Committee of the Board of Directors of Digene Corporation (the “Board”) to enable you to participate in the ownership of Digene Corporation (the “Company”) and thereby strengthen the mutuality of interests between you and the Company’s stockholders as we strive to build the value of the Company over time. The Performance Shares Award is made pursuant to the terms and conditions of the Company’s Amended and Restated 1999 Incentive Plan, as amended (the “Plan”), and as outlined below:

Granted To:

Grant Date:

Grant Type:	Performance Shares Award

# of Performance Shares granted contingent
upon achievement of both of the Performance Goals
at Target and satisfaction of the Performance Period:

Performance Period:

Performance Goals Period:

Vesting Date:	The date, not later than ninety days after the end of the Performance Period, on which the Compensation Committee determines that the Performance Shares Award is vested and earned.

Medium of payment when Performance Shares
Award is vested and earned:
The Performance Shares Award will vest and be earned based on the achievement by the Company of the cumulative 3-year Company performance goals set forth below (the “Performance Goals”) for the

Performance Goals Period and your continued service with the Company during the Performance Period, subject to any applicable provisions of the Plan. The Compensation Committee makes the determination of whether the Performance Goals have been met and the Performance Period has been satisfied. The Company must meet or exceed both of the minimum Performance Goals listed immediately below for the Performance Goals Period in order for any of the Performance Shares Award to vest and be earned.

Performance Goals
(Cumulative FY 2007 - FY 2009)
	3 Year Revenue Goal	3 Year Pre-Tax Earnings Goal
	(millions)	(millions)
Minimum	$	$
Target	$	$
Maximum	$	$
The number of Performance Shares to be vested and earned shall be based on the degree of achievement of the Performance Goals and determined pursuant to the Performance Shares Payout Matrix set forth below, subject to satisfaction of the Performance Period described above. By way of illustration, if the Company’s cumulative 3-year performance meets both of the minimum Performance Goals, 50% of the Performance Shares will vest and be earned and, if the Company’s 3-year performance meets or exceeds both of the maximum Performance Goals, 200% of the Performance Shares will vest and be earned, subject in all cases to satisfaction of the Performance Period described above. If the Company’s cumulative 3-year performance is below the minimum of either of the Performance Goals, no Performance Shares will vest or be earned. In all situations, the number of Performance Shares vested and earned will be extrapolated using the Performance Shares Payout Matrix set forth below to determine the precise number of Performance Shares vested and earned.
Performance Shares Payout Matrix
3 Year Earnings Maximum 0% 125% 150% 200% Target 0% 85% 100% 150% Minimum 0% 50% 85% 125% < Minimum 0% 0% 0% 0% —— —— —— — < Minimum Minimum Target Maximum 3 Year Revenue
The Compensation Committee reserves the right to amend the Revenue or Earnings Goals where circumstances or performance warrant.

The Compensation Committee reserves the right to determine that the Performance Shares Award has been fully or partially vested and earned where circumstances or performance warrant.
The Compensation Committee will take into account responsibility for the circumstances, an appropriate level of accountability, past practices to ensure consistency and measurable criteria to support sound management decisions in all cases where it is evaluating and deciding whether to amend the Revenue or Earnings Goals or to exercise discretion related to the determination whether the Performance Shares Award has been vested and earned.
A copy of the Plan, the terms of which govern the Performance Shares Award, and the Digene Corporation Prospectus related to the shares issuable under the Plan, are available in the Finance section of Public Folders within Digene’s Microsoft Outlook location or upon request from Digene’s Financial Reporting Department. At such time as the Compensation Committee determines that the Performance Shares Award is vested and earned, one of the following two actions will occur at the discretion of the Compensation Committee:
(1)	the resulting vested shares of Common Stock, as calculated by the Compensation Committee using the above Payout Matrix, will be issued to you, subject to receipt of a cash payment from you of the amount of all applicable federal, state and local taxes required to be withheld. The Award is taxable to you as ordinary income as of the Vesting Date. The fair market value of the shares of Common Stock issued will be based upon the closing price of the Company’s Common Stock on the trading day immediately preceding the Vesting Date. Fluctuations in the price of the Company’s Common Stock after that date are taxed as capital gains or losses on sale or transfer of securities, or

(2)	the resulting vested shares of Common Stock, as calculated by the Compensation Committee using the above Payout Matrix will be issued to you, net of the shares equal in value to the amount of all applicable federal, state and local taxes required to be withheld. The Award is taxable to you as ordinary income as of the Vesting Date. The fair market value of the shares of Common Stock issued to you plus the value of the shares used to pay the taxes, will be based on the closing price of the Company’s Common Stock on the trading day immediately preceding the Vesting Date. Fluctuations in the price of the Company’s Common Stock after that date are taxed as capital gains or losses on sale or transfer of securities.
If you have any questions regarding the tax consequences, please consult your tax advisor.
Congratulations,
[Name]
[Title]

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